Exhibit 3.1

ARTICLES OF AMENDMENT

OF

AMENDED AND RESTATED DECLARATION OF TRUST

OF

ENTERTAINMENT PROPERTIES TRUST

Entertainment Properties Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article EIGHTH, Section 1 of the Amended and Restated Declaration of Trust of the Trust, as amended (the “Declaration of Trust”), is hereby amended in its entirety to read as follows:

EIGHTH:

Section 1. AUTHORIZED SHARES. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”). The Trust has authority to issue 75,000,000 common shares of beneficial interest, $0.01 par value per share (“Common Shares”), and 25,000,000 preferred shares of beneficial interest, $0.01 par value per share (“Preferred Shares”). The Board of Trustees, without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class that the Trust has authority to issue. If shares of one class of beneficial interest are classified or reclassified into shares of another class of beneficial interest pursuant to Sections 2, 3 or 4 of this Article EIGHTH, the number of authorized shares of the former class shall be automatically decreased and the number of authorized shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph.

SECOND: The amendment to the Declaration of Trust as set forth above has been duly approved by the Board of Trustees as required by law and by the Declaration of Trust. The amendment set forth above is made without action by the shareholders of the Trust, pursuant to the Declaration of Trust and Section 8-203(a)(7) of the Maryland REIT Law.

THIRD: Immediately before the filing of these Articles of Amendment, the total number of shares of beneficial interest of all classes which the Trust had authority to issue was 75,000,000, consisting of 50,000,000 common shares of beneficial interest, $0.01 par value per share, and 25,000,000 preferred shares of beneficial interest, $0.01 par value per share, having an aggregate par value of $750,000.

FOURTH: Immediately after the filing of these Articles of Amendment, the total number of shares of beneficial interest of all classes which the Trust has authority to issue is 100,000,000, consisting of 75,000,000 common shares of beneficial interest, $0.01 par value per share, and 25,000,000 preferred shares of beneficial interest, $0.01 par value per share, having an aggregate par value of $1,000,000.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by the amendment.

SIXTH: The undersigned President and Chief Executive Officer of the Trust acknowledges these Articles of Amendment to the Declaration of Trust to be the act of the Trust and, as to all matters and facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to on its behalf by its Secretary on this 7 day of December, 2009.

ENTERTAINMENT PROPERTIES TRUST

By:	/s/ David M. Brain
Name:	David M. Brain
Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ Gregory K. Silvers
Name:	Gregory K. Silvers
Title:	Secretary